UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2013 (December 13, 2013)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 13, 2013, Rex Energy Corporation (“Rex Energy”) entered into an employment agreement with Thomas C. Stabley, Chief Executive Officer of Rex Energy and its wholly owned subsidiary, Rex Energy Operating Corp. (“Rex Operating,” together with Rex Energy, the “Company”).

The employment agreement will terminate on December 31, 2016, subject to automatic annual renewal thereafter unless either the Company or Mr. Stabley provides written notice of non-renewal at least 90 days prior to the then-applicable termination date. If a “change in control” (as defined in the employment agreement) of Rex Energy occurs, the employment agreement will be extended automatically for an additional two years.

The employment agreement provides for Mr. Stabley to serve as Chief Executive Officer of the Company. Mr. Stabley will receive an annual base salary of $450,000 (his current salary), which may be increased by the Company, but which may not be materially decreased before a change in control and may not be decreased after a change in control. The employment agreement provides that during his employment with the Company, Mr. Stabley is entitled to participate in the Company’s annual executive incentive plan, with a bonus opportunity that may vary from year to year.

The employment agreement further provides that during his employment with the Company, Mr. Stabley is eligible to participate in the Company’s equity compensation plan. Mr. Stabley will be eligible to receive equity-based compensation awards as approved by the compensation committee of Rex Energy’s board of directors.

Mr. Stabley will be eligible to receive additional benefits, as applicable, including reimbursement for legal expenses in connection with the employment agreement (up to a maximum of $10,000), a monthly perquisite allowance of $1,000 and limited personal use of aircraft owned or leased by the Company.

Mr. Stabley will receive severance benefits if his employment is involuntarily terminated by the Company without “cause” (as defined in the employment agreement) or if he terminates employment for “good reason” (as defined in the employment agreement), subject to Mr. Stabley executing a release of claims. If such a termination occurs prior to a change in control or after the 24 month period following a change in control, the Company will provide the following severance benefits:

•	An amount equal to Mr. Stabley’s annual base salary, payable after a six month period commencing on his termination, in a lump sum equal to six months base salary and thereafter in six monthly installments;

•	A pro rated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum payment equal to the premium cost of his basic life insurance for 12 months; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that Mr. Stabley becomes eligible to receive similar coverage.

If Mr. Stabley’s employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum payment equal to 36 months of Mr. Stabley’s annual base salary;

•	A pro rated annual bonus equal to Mr. Stabley’s target annual bonus for the year of termination;

•	A lump sum payment equal to the premium cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that Mr. Stabley becomes eligible to receive similar coverage.

In addition, if Mr. Stabley’s employment is terminated upon his death or disability, the Company will pay to Mr. Stabley or his legal representatives a lump sum amount equal to 90 days of his base salary and a pro rated target annual bonus for the year of termination.

Under the employment agreement, Mr. Stabley has agreed to confidentiality, non-competition, non-solicitation and non-disparagement covenants with respect to the Company.

The foregoing summary of Mr. Stabley’s employment agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

As part of its regular review of the corporate governance policies of Rex Energy (hereafter in this Item 5.05, the “Company”), the Company’s Board of Directors (“Board”) adopted and approved amendments to the Company’s Code of Business Conduct and Ethics (the “Code”) on December 13, 2013. The amendments were intended to combine the Company’s prior Code of Business Conduct and Ethics with its Code of Ethics for Senior Financial Officers and to include additional principles important to the Company and the Board.

The description of the amendments to the Code contained in this report is qualified in its entirety by reference to the full text of the Code, which is available in the Corporate Governance section of the Company’s website at www.rexenergycorp.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between Thomas C. Stabley, Rex Energy Corporation and Rex Energy Operating Corp. dated as of December 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: December 17, 2013	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, by and between Thomas C. Stabley, Rex Energy Corporation and Rex Energy Operating Corp. dated as of December 13, 2013.